Exhibit 99.1

GameStop Announces Bond Buyback Program

GRAPEVINE, Texas--(BUSINESS WIRE)--GameStop Corp. (NYSE: GME), the world’s largest video game and entertainment software retailer, today announced that its Board of Directors authorized the buyback of up to $130 million of the Company’s Senior Notes.

“We are pleased that the Board has authorized this program as our debt represents a very attractive investment opportunity,” indicated R. Richard Fontaine, Chairman and Chief Executive Officer. “Our strong cash flow gives GameStop the ability to paydown debt even as we continue to aggressively expand our business worldwide.”

Under the program, GameStop may purchase debt from time to time in compliance with SEC regulations and other legal requirements, and subject to market conditions and other factors. The repurchase program does not hold any specific limitations and may be suspended or terminated at any time.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any notes or any other securities, nor will there be any sale of the notes or any other security in a jurisdiction in which such an offer or sale would be unlawful.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. is the world’s largest video game and entertainment software retailer. The company operates over 5,000 retail stores across the United States and in fifteen international countries. The company also operates two e-commerce sites, GameStop.com and EBgames.com, and publishes Game Informer® magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company’s corporate website: http://www.gamestop.com/corporate.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the outlook for fiscal 2008 and beyond, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including Nintendo’s Wii; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations; and economic and other events that could reduce or impact consumer demand. Additional factors that could cause GameStop’s results to differ materially from those described in the forward-looking statements can be found in GameStop’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov.

CONTACT:
Media Contact:
Chris Olivera
Divisional Vice President,
Corporate Communications
GameStop Corp.
(817) 424-2130
or
Investor Contact:
Matt Hodges
Director,
Investor Relations
GameStop Corp.
(817) 424-2130